Exhibit 99.1

5880 Pacific Center Blvd, San Diego, CA 92121	858-373-1600	www.infosonics.com

Contact:
Jeffrey A. Klausner	John Mills or Allyson Pooley
Chief Financial Officer	Integrated Corporate Relations
858-373-1600	310-395-2215
ir@infosonics.com	jmills@icrinc.com
apooley@icrinc.com

INFOSONICS REPORTS FOURTH QUARTER AND FULL-YEAR 2005 FINANCIAL RESULTS

•                  2005 revenues double to record $146 million

•                  Fourth quarter revenues increase 79% year-over-year

•                  2005 income from continuing operations increases 152% to $2.3 million or $0.38 per diluted share

•                  Fourth quarter net income from continuing operations increases to $817,000 or $0.12 per diluted share

SAN DIEGO, CA, March 8, 2006 – InfoSonics Corporation (AMEX: IFO), one of the fastest growing distributors of wireless handsets in the United States and Latin America, today announced financial results for its fourth quarter and fiscal year 2005 ended December 31, 2005.

Revenues for the twelve months ended December 31, 2005 were $145.8 million, a 99% increase compared with $73.4 million reported for the comparable period in 2004.  The geographic mix of revenues shifted significantly in 2005 as sales in Latin America increased 226% and Argentina was added as a new region for the Company.  Combined these two regions represented 69% of net sales as compared to 12% in 2004.  Sales in the United States declined 30% to $45.6 million, or 31% of net sales.  For the full year of 2005, units shipped increased 136%, offsetting a 15% decline in average selling price.

Operating income from continuing operations for the twelve months ended December 31, 2005 increased 180% to $3.7 million compared with $1.3 million for the twelve months ended December 31, 2004. After interest and tax expense, income from continuing operations for the full year of 2005 increased 152% to $2.3 million, or $0.38 per diluted share, as compared with approximately $929,000, or $0.19 per diluted share in 2004.  Net income for the twelve months ended December 31, 2005 increased to $2.7 million, or $0.44 per diluted share, compared with a net income of approximately $38,000, or $0.01 per diluted share, for the comparable period in 2004.  Weighted average fully diluted shares outstanding increased to 6.1 million at December

31, 2005 from 5.0 million at December 31, 2004, primarily due to an increase of “in the money” options as a result of the increase in the Company’s share price during the year.

Revenues for the quarter ended December 31, 2005 were $35.0 million, which is a 79% increase compared with $19.6 million reported for the quarter ended December 31, 2004.  Combined sales from the region of Latin America and Argentina represented 70% of total revenues, with the U.S. accounting for the balance.  Sales in the Latin American region increased 52% in the fourth quarter compared to the fourth quarter of 2004, and Argentina contributed $15.6 million in revenues in the fourth quarter of 2005.  For the fourth quarter of 2005, units shipped increased by 125% year-over-year, offsetting an anticipated 18% decline in average selling price.

Operating income from continuing operations for the quarter ended December 31, 2005 increased 498% to $1.3 million compared with $213,000 for the quarter ended December 31, 2004.  After interest and tax expense, income from continuing operations for the quarter was $817,000, or $0.12 per diluted share, as compared with approximately $2,000, or $0.01 per diluted share in the same quarter a year ago.  Net income, including a loss from discontinued operations, for the quarter ended December 31, 2005 increased to $811,000, or $0.12 per diluted share, compared with net income of $73,000, or $0.01 per diluted share, for the comparable period in 2004.

“2005 was a year of record-breaking financial performance for InfoSonics,” stated Joseph Ram, InfoSonics’ Chief Executive Officer.  “During the year we continued to develop strong relationships with our customers in both the United States and Latin America, build our distribution infrastructure and diversify our product offerings, which combined, resulted in strong top-line growth. Due to our focus on operational efficiencies and our fiscal discipline, InfoSonics was able to expand its margins and achieve record profitability as well.  We believe our extended credit line and the recent completion of a private placement provides InfoSonics with additional financial strength and flexibility to support our strategic growth initiatives as we move forward.”

Gross profit for the twelve months ended December 31, 2005, was $12.1 million, or 8.3% of net sales, compared to $5.5 million, or 7.6% of net sales for the twelve months ended December 31, 2004.  For the quarter ended December 31, 2005, the Company’s gross profit was $3.1 million, or 8.9% of net sales, compared to $1.3 million, or 6.7% of net sales for the quarter ended December 30, 2004.  The improvement in gross profit and gross margin in the fourth quarter and full-year is attributable to a shift in sales mix to higher margin products and increased value-added services.  The Company’s gross profits and gross margins will continue to vary quarter-to-quarter depending on product and geographic mix.

Operating expenses for the twelve months ended December 31, 2005 were $8.4 million, or 5.7% of net sales, as compared with $4.2 million, or 5.7% of net sales, for the twelve months ended December 31, 2004.  For the fourth quarter of 2005, operating expenses were $1.8 million, or 5.3% of net sales, as compared with $1.1 million, or 5.6% of net sales, for the fourth quarter of 2004.  This decrease as a percent of revenue is primarily due to operating efficiencies realized during the quarter.

“Over the past several years, InfoSonics has provided innovative solutions and value-added services to the mobile communications market, while delivering profitable growth to our shareholders,” continued Mr. Ram. “In 2006, we plan to take InfoSonics to the next level of success.  Our strategy is to continue to expand our geographic footprint while remaining committed to providing high quality services that we believe will result in new customer wins both domestically and in Latin America.  Based on strong market fundamentals and our confidence in our ability to continue to execute, we believe that 2006 will be another successful year for InfoSonics.”

Summary financial information

	For the Year ended December 31,
	2005	2004	Increase
Net Sales	$145,790,957	$73,406,390	99%
Gross Profit	$12,101,036	$5,543,051	118%
Operating Income from Continuing Operations	$3,733,209	$1,332,853	180%
Net Income (loss)	$2,707,647	$38,096	7,007%

Diluted Earnings per share:
From continuing operations	$0.38	$0.19
Net Income	$0.44	$0.01
Fully Diluted Shares	6,141,221	4,987,792

	For the Quarter ended December 31, (unaudited)
	2005	2004	Increase
Net Sales	$35,001,832	$19,590,082	79%
Gross Profit	$3,123,124	$1,308,852	139%
Operating Income from Continuing Operations	$1,273,151	$212,962	498%
Net Income	$811,179	$72,534	1,018%

Diluted Earnings per share:
From continuing operations	$0.12	$0.00
Net Income	$0.12	$0.01
Fully Diluted Shares	6,654,028	5,881,219

Revenues by Region

	Three Months ended December 31, (unaudited)		Twelve Months ended December 31
	2005	2004	2005	2004
United States	$10,373,233	$13,637,398	$45,575,714	$64,754,575
Argentina	$15,557,005	—	$72,333,046	—
Latin America	$9,071,594	$5,952,684	$27,882,197	$8,564,078
Europe	—	—	—	$87,737

Totals	$35,001,832	$19,590,082	$145,790,957	$73,406,390

InfoSonics will host a conference call today at 9 a.m. PST (12 p.m. EST) to discuss the Company’s financial results and achievements and answer participants’ questions.  Representing

InfoSonics will be Joseph Ram, the Company’s President & Chief Executive Officer, and Jeff Klausner, the Company’s Chief Financial Officer. Investors interested in participating in the call can dial 800-561-2813 from the U.S.  International callers can dial 617-614-3529 and enter passcode 62945716. There will also be a simultaneous webcast available at www.infosonics.com.  A digital replay will be available on our website and by telephone for two weeks and may be accessed by dialing 888-286-8010 from the U.S., or 617-801-6888 for international callers, and entering passcode 17862087.

About InfoSonics Corporation

InfoSonics is one of the fastest growing distributors of wireless handsets and accessories in the United States and Latin America. InfoSonics provides end-to-end handset and wireless terminal solutions for network operators in both the United States and Latin America. These solutions include product approval and certification, light assembly, logistics services, marketing campaigns, warranty services and end user support. For more information please visit http://www.infosonics.com.

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements.  Some of these uncertainties and risks include, but are not limited to, the demand for our products, our ability to obtain our products from our suppliers when and in the quantity requested, our ability to maintain commercially feasible margins given significant competition, and other factors. In addition, references to past operating results should not be considered to be indicative of future performance.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof.  InfoSonics undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Readers should carefully review the risks described in other documents that InfoSonics files from time to time with the Securities and Exchange Commission (“SEC”), including our Form 10-K for the year ended December 31, 2004 and our Forms 10-Q for the quarter ended September 30, 2005 and prior periods.

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InfoSonics Corporation and Subsidiaries

Consolidated Balance Sheets

	December 31, 2005	December 31, 2004
ASSETS
Current assets
Cash and cash equivalents	$7,712,915	$5,183,876
Trade accounts receivable, net of allowance for doubtful accounts of $552,993 and $250,000	19,962,630	7,596,104
Inventory, net of reserves of $249,476 and $141,086	5,612,343	4,640,756
Prepaid inventory	1,680,086	71,850
Prepaid expenses	478,196	384,456
Net assets of discontinued operations	18,931	181,010
Deferred tax assets - current	550,000	285,000

Total current assets	36,015,101	18,343,052

Property and equipment, net	426,917	237,853
Deferred tax assets non-current	—	67,000
Intangible assets	504,000	—
Other assets	90,790	71,851

Total assets	$37,036,808	$18,719,756

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Line of credit	$10,000,000	$2,564,115
Accounts payable	5,986,890	2,576,034
Accrued expenses	2,983,880	447,054
Net liabilities of discontinued operations	—	693,542

Total current liabilities	18,970,770	6,280,745

Deferred tax liability non-current	22,207	—

Total liabilities	18,992,977	6,280,745

Stockholders’ equity
Preferred stock, $0.001 par value 10,000,000 shares authorized 0 and 0 shares issued and outstanding	—	—
Common stock, $0.001 par value 40,000,000 shares authorized 5,626,422 and 5,212,000 shares issued and outstanding	5,626	5,212
Foreign currency translation	(513)	—
Additional paid-in capital	13,426,936	10,529,652
Retained earnings	4,611,782	1,904,147

Total stockholders’ equity	18,043,831	12,439,011

Total liabilities and stockholders’ equity	$37,036,808	$18,719,756

InfoSonics Corporation and Subsidiaries

Consolidated Statements of Income

	For the Three Months Ended December 31, (unaudited)		For the Year Ended December 31,
	2005	2004	2005	2004

Net sales	$35,001,832	$19,590,082	$145,790,957	$73,406,390
Cost of sales	31,878,708	18,281,230	133,689,921	67,863,339

Gross profit	3,123,124	1,308,852	12,101,036	5,543,051
Operating expenses	1,849,973	1,095,894	8,367,827	4,210,198

Operating income from continuing operations	1,273,151	212,958	3,733,209	1,332,853

Other income (expense)
Interest income (expense)	(165,416)	(21,585)	(398,692)	(95,941)
Income from continuing operations before provision for income taxes	1,107,735	191,373	3,334,517	1,236,912
Provision for income taxes	290,800	189,343	995,593	307,976

Income from continuing operations	816,935	2,030	2,338,924	928,936
Income (loss) from discontinued operations net of income taxes of $0	(5,756)	70,504	368,723	(890,840)

Net income	$811,179	$72,534	$2,707,647	$38,096

Basic earnings per share
From continuing operations	$0.15	$0.00	$0.44	$0.22
From discontinued operations	$0.00	$0.01	$0.07	$(0.21)
Net Income	$0.15	$0.01	$0.51	$0.01
Diluted earnings per share
From continuing operations	$0.12	$0.00	$0.38	$0.19
From discontinued operations	$0.00	$0.01	$0.06	$(0.18)
Net Income	$0.12	$0.01	$0.44	$0.01

Basic weighted-average number of common shares outstanding	5,457,445	5,212,000	5,322,093	4,290,546

Diluted weighted-average number of common shares outstanding	6,654,028	5,881,219	6,141,221	4,987,792

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